Exhibit 99.3
Capital Increase Agreement Update
On December 26, 2024, a representative for Qingdao Beyond Zhixin Venture Investment Partnership (Limited Partnership) (“Qingdao Beyond”), a shareholder of Pixelworks Semiconductor Technology (Shanghai) Co., Ltd (“PWSH”), requested that Pixelworks Semiconductor Technology Company LLC (“PWOR”), the Company’s wholly owned Oregon subsidiary through which the Company owns 78% of PWSH, make the necessary arrangements for a repurchase of those PWSH shares held by Qingdao Beyond for a price equal to the amount or paid by Qingdao Beyond, with no interest. PWOR and Qingdao Beyond are party to the Capital Increase Agreement dated August 21, 2021, as amended, and through that agreement Qingdao Beyond holds this option. Further details of this option are disclosed in the Company’s Form 10-Q filed on November 12, 2024. PWOR responded to this request on December 31, 2024, asserting that the repurchase option is currently suspended due to the impact of the COVID-19 pandemic and the decision of the relevant Chinese authorities to prevent PWSH from completing the filing of its application for an IPO in late 2023 despite PWSH being qualified to do so. Per Articles 6.1 and 10.1 of the Capital Interest Agreement, the repurchase is suspended until such time as PWSH is no longer prevented from pursuing its application, or the parties should negotiate some other economically equivalent adjustment to the agreement. As of the date of this letter, Qingdao Beyond has not responded. No other party to the 2021 Capital Increase Agreement that holds a similar option has provided Pixelworks with a written notice of election.